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                                                                    EXHIBIT 99.1

Microsemi Thriving on Diversified Strategy

By KAREN ALEXANDER, Times Staff Writer

The folks at Microsemi Corp. can be excused for gloating a bit these days. While flashier chip makers have been battered by a prolonged technology slump, the 40-year-old company is thriving by churning out chips for products from hearing aids to the latest hand-held color computers.

These guys are on intermission, figuring out what's going on," Microsemi Chief Executive James Peterson said with a chuckle, referring to some of his competitors. "And I'm taking their seats."

That strategy of catering to a variety of markets is paying off handsomely for the 1,827-employee Irvine business. Profit and sales are surging. Its stock, after falling sharply in February, has suddenly become one of the hottest performers in the industry. Over the last year Microsemi's stock has more than doubled in price while semiconductor stocks overall have lost nearly 30% of their value.

On Monday, the shares climbed to a 52-week high of $60.40 before closing at $60.21, up $3.61, in Nasdaq trading. The stock received a boost last week when it was added to Standard & Poor's SmallCap 600 Index. The previous week, Microsemi announced a 2-for-1 stock split.

While others are warning of depressed earnings and have been shedding employees, Microsemi is expanding. The company recently moved from its longtime base in Santa Ana to a new corporate headquarters and design center in a high-rent district in Irvine. It also plans to hire as many as 30 engineers in coming months.

Microsemi's successful strategy was born out of the company's own financial distress about a decade ago. At the time, the company's fate was tied heavily to the defense industry, which accounted for more than 75% of its revenue. When Southern California's defense and aerospace sector collapsed, Microsemi's revenue crumbled. Short on cash, the firm sold off unprofitable divisions and other assets, laid off staff and announced temporary salary cuts in 1993.

But the company learned its lesson. By last year, just 29% of Microsemi's revenue came from military and aerospace customers, with mobile communications, telecommunications and computer devices contributing significant shares. Now, no single customer makes up more than 4% of Microsemi's sales, a sharp contrast to other chip makers that depend more heavily on a handful of key customers. Irvine neighbor Broadcom Corp., for example, drew 35% of its revenue last quarter from sales to Motorola Inc. and 3Com Corp. Part of the company's recent struggles can be traced to the woes of another major customer, Cisco Systems Inc., which at one time accounted for 17% of Broadcom's sales.

Microsemi sells devices to such diverse customers as Lockheed-Martin Corp., Motorola Inc., Dell Computer Corp. and St. Jude Medical Inc. Last year, net income jumped more than fivefold to $8.2 million, or 76 cents a share, as revenue rose nearly 34% to $247.6 million. Analysts are predicting earnings of $1.28 a share this year.
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They've been able to balance out some of the slowdowns" that have plagued other semiconductor companies, said Charles Boucher, a semiconductor analyst at the investment bank Bear Stearns, who has a "buy" recommendation on the stock.

Despite its successful strategy, Microsemi's stock is not immune to the fluctuations that have characterized the technology sector in recent years. The stock outdistanced close competitors Semtech Corp. and Micrel Inc. in January, then lost half of its value in a month. Microsemi's shares sank to $19.30 in mid-March before surging again.

Microsemi continues to profit from its old-line military business. And with the Bush administration expected to increase defense spending, the company could see its military and aerospace revenue climbing as much as 15% this year after logging sales declines over the last three years, Peterson said.

But the company also is positioning itself for an assault on faster-growing markets for consumer gadgets, snatching up companies with technology that can be reapplied to hot new commercial markets and boosting its research and development budget over the last two years. Last year, the company poured $11.2 million into R&D, up from $4 million the previous year and $1.5 million in 1998.

They've got this core of older legacy business, but they're not investing in that. They're investing in newer markets that have quite attractive growth prospects," analyst Boucher said.

Most significant, the company in 1999 purchased LinFinity in Garden Grove, landing a new bundle of power-management devices that can light colorful display monitors without draining critical battery power in cell phones, laptop computers and personal digital assistants.

More than 30% of Microsemi's sales come from the power-management division, and the future is bright. Total demand for these tools could grow about 30% a year for the foreseeable future, according to a report by Banc of America Securities analyst Alex Gauna.

Microsemi's chips for regulating power are now being used in the latest models of hand-held devices from Palm Inc., Hewlett-Packard Co. and Compaq Computer Corp. The technology also is being deployed in the fast-growing market for computer and navigational displays for luxury automobiles.

Meanwhile, medical device manufacturers are installing Microsemi chips in such items as hearing aids and pacemakers. When a 2-month-old boy at Loma Linda University Children's Hospital became the first patient in the U.S. to receive the world's smallest pacemaker this month, the device from St. Jude Medical had a Microsemi chip managing power. Its batteries are said to last about seven years before they will have to be replaced.

The LinFinity deal also landed Microsemi a long-sought successor to Philip Frey Jr., who had headed the company for 29 years. Peterson, the former president of LinFinity, was named Microsemi's president and chief executive last year. Frey became chairman of the board.

Another addition last year--Microsemi's acquisition of Infinesse Corp.'s business products group--marked its entry into wireless and optical networking markets. It's kind of hard to categorize us in some respects because we're all over the map," company spokesman Cliff Silver said. "That's one of the reasons we're doing so well."